Exhibit 10.4

AMENDMENT NO. 1

TO

DIRECTOR DESIGNATION AGREEMENT

THIS AMENDMENT NO. 1 TO DIRECTOR DESIGNATION AGREEMENT (this “Amendment”) is made and entered into as of November 5, 2008, by and between TRI-S SECURITY CORPORATION, a Georgia corporation (the “Company”), and SELECT CONTRARIAN VALUE PARTNERS, L.P. (“Select Contrarian”).

W I T N E S S E T H:

WHEREAS, the Company and Select Contrarian have entered into that certain Director Designation Agreement dated as of October 16, 2008 (the “Agreement”);

WHEREAS, the Company and Select Contrarian wish to amend the Agreement as provided herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

NOW, THEREFORE, in and as consideration of and for the provisions hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party here, intending to be legally bound, hereby agrees as follows:

1. Amendment to the Agreement. The Agreement is hereby amended as follows:

(a) Section 1 of the Agreement is amended by inserting the following sentence as the last sentence thereof:

“In addition, for purposes of this Agreement: (i) a “Designee Notice” means a written notice from Select Contrarian to the Company which identifies the Designee (as defined in Section 2) or any successor Designee designated pursuant to Section 5 and provides the information about such Designee which would be required to be delivered to the Company pursuant to Section 2.05(b) of the Company’s Bylaws if such Designee were being nominated by a shareholder of the Company for election as a Director; and (ii) references herein to “each Designee” or “any Designee” shall refer to, as the context requires, the initial Designee designated pursuant to Section 2 or any successor Designee designated pursuant to Section 5.”

(b) The first sentence of Section 2 of the Agreement is amended and restated in its entirety as follows:

“Select Contrarian shall be entitled to designate one (1) natural person to be elected as a Director (the “Designee”); provided, however, that the Designee must: (i) qualify as an “independent director” (as defined in the rules of the exchange applicable to the Company); (ii) agree in writing to resign from the Board of Directors effective as of the termination of this Agreement; and (iii) as a condition of, and in connection with, the Designee’s election to the Board of Directors, deliver to the Company a written notice pursuant to which the Designee resigns from the Board of Directors effective as of the termination of this Agreement.”

(c) The second sentence of Section 3 of the Agreement is amended and restated in its entirety as follows:

“No later than two (2) weeks after Select Contrarian delivers to the Company a Designee Notice regarding the Designee, and subject to the occurrence of the Exchange Date and the satisfaction of the requirements of Section 2(i) –(iii), the total authorized number of Directors shall be fixed at five (5) unless and until changed in any manner provided herein.”

(d) The last paragraph of Section 3 is deleted in its entirety.

(e) Section 4 of the Agreement is amended and restated in its entirety as follows:

“Board Membership. No later than two (2) weeks after Select Contrarian delivers to the Company a Designee Notice regarding the Designee, and subject to the occurrence of the Exchange Date and the satisfaction of the requirements of Section 2(i)-(iii), the Company shall cause the Board of Directors to elect the Designee as a Director and slate the Designee in a Director class in accordance with the Organizational Documents and applicable law. The Company shall use commercially reasonably efforts to cause the Board of Directors to continue to include throughout the Term the Designee (or any successor Designee designated pursuant to Section 5). The Company shall deliver to the Designee notice of all meetings of the independent Directors in the same manner and at the time such notice is delivered to the other independent Directors.

Notwithstanding anything herein to the contrary, if Select Contrarian delivers to the Company a Designee Notice during the period which commences on the date the Company files with the SEC the Company’s preliminary proxy statement with respect to its annual meeting of shareholders to be held in 2008 and ends on the date on which such meeting is held, then the Company shall not be obligated to increase the size of the Board of Directors pursuant to Section 3 or elect the Designee to the Board of Directors pursuant to Section 4 until two (2) weeks after the date such meeting is held.”

(f) The first sentence of Section 10 of the Agreement is amended and restated in its entirety as follows:

“Upon written request of Select Contrarian to the Company, the Company shall cause the Board of Directors to appoint the Designee (or any successor Designee designated pursuant to Section 5) as a member of the Audit Committee, the Compensation Committee and each other Committee (if any); provided, however, that such Designee must satisfy the requirements applicable to members of such Committee set forth in the (i) rules of the exchange applicable to the Company, (ii) rules and regulations of the SEC and (iii) provisions of the charter of the such Committee.”

(g) The Section headings of the Agreement are amended by renumbering Sections 12, 13, 14, 15, 16, 17, 18, 19 and 20 to be numbered as Sections 13, 14, 15, 16, 17, 18, 19, 20 and 21, respectively.

(h) The Agreement is amended to add a new Section 12 which reads as follows:

“12. Board Observer. Subject to the limitations set forth herein, Select Contrarian shall be entitled to designate one (1) natural person (the “Observer”) who shall, during the Term, have the right to (i) attend and participate in (and be given timely notice of) all meetings of the Board of Directors, whether in person or by telephone, in a non-voting observer capacity, and (ii) receive the information provided by the Company to the Directors in respect of all such meetings; provided, however, that the Observer must, in writing in form and substance reasonably satisfactory to the Company, (a) agree to hold in confidence and trust and to act in a fiduciary manner in accordance with applicable law with respect to all non-public information concerning the Company disclosed to the Observer, or of which the Observer becomes aware, as a result of the Observer’s rights hereunder, (b) agree to be subject to all insider trading and “blackout” period trading policies and procedures of the Company as may be in effect from time to time relating thereto to which the Directors are subject, including, without limitation, such policies and procedures set forth in the Company’s Code of Ethics and Conduct, (c) represent and warrant to the Company that the Observer is not engaged or involved, directly or indirectly, in any business or activity that directly and materially competes with the primary business of the Company, and (d) agree not to become so engaged or involved while serving as the Observer. For purposes of clarification, the rights of the Observer hereunder shall commence at such time as both of the following conditions have been satisfied: (i) Select Contrarian has validly tendered Select Contrarian’s Existing Note in the Exchange Offer and (ii) the Exchange Date has occurred.

Notwithstanding anything herein to the contrary, the Company reserves the right not to provide to the Observer information and to exclude the Observer from any meeting or portion thereof if a majority of the Board of Directors concludes in good faith, upon advice of the Company’s counsel, that disclosure of such information to the Observer, or attendance at such meeting or portion thereof by the Observer, would adversely affect the attorney-client privilege between the Company and its counsel.

The Company shall promptly reimburse the Observer for any and all reasonable out-of-pocket fees and expenses actually incurred by the Observer in connection with the Observer’s attendance at any meeting of the Board of Directors. The Observer shall also be entitled to receive the same compensation which the Designee is entitled to receive pursuant to Section 9.”

2. Miscellaneous.

(a) Effectiveness; Termination. Notwithstanding anything herein to the contrary, this Amendment will not become effective and enforceable against the Company unless and until the Agreement becomes effective, and this Amendment shall terminate at such time as the Agreement terminates.

(b) Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable under any present or future law, and if any rights or obligation of either party hereto hereunder shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Amendment shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) each remaining provision of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added, automatically as a part hereof, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible or otherwise acceptable to each party hereto.

(c) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d) Existing Terms. The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to Director Designation Agreement to be duly executed and effective as of the date first written above.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Name:	Ronald G. Farrell
Title:	Chief Executive Officer

SELECT CONTRARIAN VALUE PARTNERS, L.P.

By:	Kaizen Management, L.P.
Title:	General Partner

By:	Kaizen Capital, L.L.C.
Title:	General Partner

By:	/s/ David W. Berry
Name:	David W. Berry
Title:	Manager

Signature Page to Amendment No. 1 to Director Designation Agreement.